Exhibit 10.38

September 5, 2006

Barry Buchholtz

CEO

Orange 21 Inc.

2070 Las Palmas Carlsbad, CA 92009

RE:	Orange 21 Inc. (“Borrower”)

Obligor Number 7433804894/59/42/34/26/18

Dear Barry Buchholtz:

Comerica Bank (the “Bank”) has approved the extension of the maturity date of the above referenced credit facility as evidenced by that certain note/agreement, dated October 5, 2001 (as such may be amended, restated, modified, supplemented or revised from time to time, the “Agreement”) from September 5, 2006 to December 5, 2006. Upon your execution of a counterpart of this letter, the maturity date shall be so amended.

The Agreement, as modified and amended hereby, shall be and remain in full force and effect in accordance with its respective terms and hereby is ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this modification and amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof. Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

By execution of a counterpart of this letter, Borrower further represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date hereof, and that no event of default has occurred and is continuing under the Agreement or any other document, instrument or agreement entered into in connection therewith.

Sincerely, Comerica Bank

By:	/s/ Tomas Schmidt
Tomas Schmidt Vice-President-Western Market

Acknowledged and accepted on September 21, 2006: Orange 21 Inc.

By:	/s/ Barry Buchholtz
Barry Buchholtz CEO